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                                                                       Exhibit 3


        SOFTECH, INC. AGREES TO PURCHASE WORKGROUP TECHNOLOGY CORPORATION


TEWKSBURY, MASSACHUSETTS, October 29, 2002 - SofTech, Inc. (OTCBB:SOFT), today announced that it has entered into an agreement in principle with Workgroup Technology Corporation (NASDAQ:WKGP) ("WTC") to acquire WTC for $2.00 per share in cash. Funding to complete the transaction has been committed to SofTech by its lender. All other terms of the transaction, including the structure, are to be set forth in a mutually acceptable definitive agreement. There can be no assurance that such a transaction will be concluded.

"Over the last 18 months we have successfully restructured our business to generate positive cash flow while at the same time bringing our customer base the enhancements they want on a timely basis," said Joe Mullaney, President and COO of SofTech. "WTC's technology is complementary to our product offerings and we believe this acquisition will benefit the customers, employees, shareholders and lender of the combined businesses."

The statements made above with respect to SofTech's outlook for fiscal 2003 and beyond represent "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 and are subject to a number of risks and uncertainties. These include, among other risks and uncertainties, general business and economic conditions, generating sufficient cash flow from operations to fund working capital needs, potential obsolescence of the Company's CAD and CAM technologies, maintaining existing relationships with the Company's lenders, remaining in compliance with debt covenants, successful introduction and market acceptance of planned new products and the ability of the Company to attract and retain qualified personnel both in our existing markets and in new territories.




Contact:
Joe Mullaney
(781)890-8373







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